CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated April 24, 2013, relating to the financial statements and financial highlights which appear in the February 28, 2013 Annual Reports to Shareholders of JPMorgan Tax Aware High Income Fund, JPMorgan Tax Aware Income Opportunities Fund, JPMorgan California Tax Free Bond Fund, JPMorgan Intermediate Tax Free Bond Fund, JPMorgan New York Tax Free Bond Fund, JPMorgan Current Income Fund, JPMorgan Managed Income Fund and JPMorgan SmartAllocation Income Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

June 26, 2013